Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
United Natural Foods, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-230570) on Form S-3 of United Natural Foods, Inc. and (No. 333-227918, 333-208695, 333-161845, 333-161884, 333-222257, 333-106217, 333-123462, and 333-185637) on Form S-8 of United Natural Foods, Inc. of our report dated October 1, 2019, with respect to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of August 3, 2019 and July 28, 2018, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended August 3, 2019, and the related notes (collectively the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of August 3, 2019, which report appears in the August 3, 2019 annual report on Form 10-K of United Natural Foods, Inc. Our report dated October 1, 2019, on the effectiveness of internal control over financial reporting as of August 3, 2019, contains an explanatory paragraph that states that the Company acquired SUPERVALU Inc. (Supervalu) on October 22, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of August 3, 2019, Supervalu’s internal control over financial reporting associated with total assets of $4.4 billion (of which $923 million represents goodwill and intangible assets included within the scope of management’s assessment) and total revenues of $10.5 billion included in the consolidated financial statements of the Company as of and for the year ended August 3, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Supervalu.

/s/ KPMG LLP

Providence, Rhode Island
October 1, 2019